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Independence Bancshares, Inc.

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INDEPENDENCE BANCSHARES, INC.
500 East Washington Street
Greenville, South Carolina 29601

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

        We cordially invite you to attend the 2008 Annual Meeting of Shareholders of Independence Bancshares, Inc., the holding company for Independence National Bank. At the meeting, we will report on our performance in 2007 and answer your questions. In addition, you are invited to join us for a reception celebrating the bank’s third anniversary immediately following the Annual Meeting. We hope that you can attend the meeting and reception and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on May 15, 2008 at The Poinsett Club, 807 East Washington Street, Greenville, South Carolina at 4:00 p.m. for the following purposes:

1.	To elect the board of directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 31, 2008 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

/s/ Lawrence R. Miller
Lawrence R. Miller
President and Chief Executive Officer

Greenville, South Carolina
April 14, 2008

INDEPENDENCE BANCSHARES, INC.
500 East Washington Street
Greenville, South Carolina 29601

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 15, 2008

        Our board of directors is soliciting proxies for the 2008 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

        The board set March 31, 2008 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to vote and to attend the meeting, with each share entitled to one vote. If you are a registered shareholder who wishes to vote at our annual meeting, you may do so by delivering your proxy card in person at the meeting. “Street name” shareholders who wish to vote at our annual meeting will need to obtain a proxy form from the institution that holds their shares. There were 2,085,010 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Lawrence R. Miller and Katie N. Tuttle as your representatives at the meeting. Mr. Miller and Ms. Tuttle will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Miller and Ms. Tuttle will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors”. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Miller and Ms. Tuttle will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our Annual Report on Form 10-KSB for the year ended December 31, 2007 and other SEC filings are available to the public on the SEC’s website on the Internet at www.sec.gov. Upon written or oral request by any shareholder, we will deliver a copy of our Annual Report on Form 10-KSB. In addition, upon written or oral request, we will also promptly deliver a separate copy of our annual report on Form 10-KSB, or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 14, 2008.

Proposal No. 1: Election of Directors

        Our board of directors will submit to the shareholders for their vote at the annual meeting a slate of directors comprised of sixteen nominees, fourteen of which are currently directors. Two of our existing directors, Mr. Robert Carpenter, Sr. and Mr. Robert Hamby, Jr., have elected not to stand for re-election. We have nominated A. Alexander McLean, III and Donald H. Rex, Jr. to fill these positions.

        If these nominees are elected, then immediately following the meeting our board of directors will consist of the following:

Our Board of Directors

Robert M. Austell	James D. King	Donald H. Rex, Jr.
John W. Burnett, Sr.	William R. Mathis	W. Ray Samuels
Billy J. Coleman	A. Alexander McLean, III	Charles D. Walters
Jose De Ocampo	Lawrence R. Miller	Roger W. Walters
H. Neel Hipp, Jr.	Sudhirkumar C. Patel	Vivian A. Wong
Hasmukh P. Rama

        Shareholders will elect our nominees as directors at the meeting to serve a one-year term, expiring at the 2009 annual meeting of shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the highest number of votes will be elected.

        The board of directors recommends that you elect all of the nominees listed above as directors.

        Set forth below is certain information about the nominees. With the exception of new nominees A. Alexander McLean, III and Donald H. Rex, Jr., each of the nominees has served as a director of Independence Bancshares, Inc., and as a director of our subsidiary, Independence National Bank, since October 2004 and May 2005, respectively.

Robert M. Austell, 66, director, retired as the former president, chief executive officer, and a director of Regions Bank of Greenville in January 2004 after serving in those capacities for six years. He has over 20 years banking experience, beginning with his roles as an organizer and a director of Greenville National Bank. Prior to his service to Regions and Greenville National Bank, he worked in the real estate development and lending areas with Yeargin Properties, Inc., Liberty Properties, Inc., and Liberty Life Insurance Company. He is a native of Spartanburg, South Carolina and has lived in Greenville, South Carolina for over 40 years. He received his B.A. degree from Davidson College and an M.B.A. degree from the University of South Carolina.

John W. Burnett, Sr., 61, director, has been the owner, president, and chief executive officer of Aircraft Management Group, an aircraft management and pilot service company, since 1995. He previously served as president and chief executive officer of C. Douglas Wilson Co. Insurance and as president of Life and Health Consultants, a life and health insurance company. He is a native of Greenwood, South Carolina, and has lived in Greenville, South Carolina for over 45 years. He is involved in various community groups and currently serves on the board of directors of Eden Farms Therapeutic Program for Special Needs Children.

Billy J. Coleman, 70, director, has served as president and chief executive officer of CORBIA, Council of Resources, an international consulting firm, since 1972. He also currently serves as the chief executive officer of Nurses International, LLC, a nursing workforce development company. Mr. Coleman has served on the boards of the South Carolina State Ports Authority as well as several private companies and non-profit organizations. Mr. Coleman received his B.S. in chemical engineering from the University of Tennessee and his M.B.A. from Furman University. He also holds two honorary PhDs. Mr. Coleman is a resident of Greer, South Carolina and at the present time is a member of the boards of the Greenville Hospital System and of Safe-Schools. He has contributed time and resources to international humanitarian efforts for the past thirteen years.

Jose De Ocampo, 41, director, is a neurologist / sleep medicine specialist.  He received his South Carolina medical license in 1999, completing his training at The University of Pittsburgh Medical Center, The Cleveland Clinic in Ohio and the Medical University of South Carolina in Charleston.  Dr. De Ocampo is currently directing The Sleep Center @ Southwest Neuroscience Institute in Scottsdale, Arizona.  From 2001 to 2006, he served as medical director of the sleep lab at Oaktree Medical Centre in Easley, South Carolina. He is licensed by the American Board of Psychiatry and Neurology, Neurophysiology and American Board of Sleep Medicine.  Dr. De Ocampo is an active member of the Greenville Chamber of Commerce, American Academy of Sleep Medicine, American Medical Association and American Academy of Neurology.

H. Neel Hipp, Jr., 56, director, is the former vice president of Liberty Corporation and Liberty Life Insurance Company with over 29 years of experience with the Liberty companies. He is the current owner of Hipp Investments, LLC, which he founded in 1998. Mr. Hipp was a founder and a director of Greenville Financial Corporation and Greenville National Bank. He received his B.A. in economics from Furman University, and his M.B.A. from the University of North Carolina, Chapel Hill, and he also attended the Harvard Business School Program for Management Development. Mr. Hipp is actively involved in the community. He currently serves on the Furman University board of trustees and the board of the Aircraft Owners and Pilots Association of Frederick, Maryland. Mr. Hipp was appointed chairman of the South Carolina Aeronautics Commission by the Governor. He has served as a member of the South Carolina Chamber of Commerce, the Greenville Downtown Airport Commission (chair), the Greenville County United Way, and the South Carolina Historical Society (president).

James D. King, 67, director, retired in 1998 as the chief executive officer and a director of The Poinsett Bank in Travelers Rest, South Carolina. He served as a director of The Colonial Bank of South Carolina and The Bank of Camden for over five years. Mr. King has been involved in the banking industry for over 40 years. He currently resides in Greenville, South Carolina and is active in various charitable organizations in the community.

William R. Mathis, 72, director, retired as president of Risk Management Services, Inc. of Greenville, South Carolina. Mr. Mathis is a former founder and treasurer of the Abney Mills Federal Credit Union of Greenville, South Carolina. He was associated with Poinsett Federal Savings and Loan for several years in the insurance area, and was also a shareholder of the bank. Mr. Mathis graduated with a bachelor’s degree in liberal arts from Furman University. He currently resides in Greenville, South Carolina and is active in various charitable organizations in the community.

A. Alexander McLean, III, 56, director nominee, is chairman and chief executive officer of World Acceptance Corporation, a national consumer finance company. Mr. McLean has held various positions with World Acceptance Corporation, including chief financial officer, during his service with the company beginning in 1989. Prior to joining World Acceptance Corporation, he worked in banking for six years and public accounting for four years. Mr. McLean graduated with a B.S. degree in economics from Davidson College and a Masters of Accountancy from University of South Carolina School of Business. He currently resides in Greenville, South Carolina and is active in various community organizations.

Lawrence R. Miller, 61, director, is our chief executive officer. He has over 35 years of banking experience, having held various positions in the banking industry since November 1971. He was most recently market chief executive officer for SouthTrust Bank from 1995 until he retired in March 2004. In June 2004 he joined our bank. While with SouthTrust Bank, Mr. Miller successfully opened seven offices in 10 years. He has lived in Upstate South Carolina for over 35 years and has been actively involved in the community and its future planning. He serves as a trustee for the College of Charleston and as board chairman of Christ School, Arden, North Carolina. Mr. Miller is also a member of the South Carolina Bankers Association Council and was recently elected to serve on the board of the South Carolina Bankers Association. He has served on both the economic development board of the Greenville Chamber of Commerce and the board of directors of the Greer Chamber of Commerce. Mr. Miller graduated from Newberry College, from the School of Banking of the South at Louisiana State University, and from the National Commercial Lending Graduate School at the University of Oklahoma.

Sudhirkumar C. Patel, 49, director, has been a practicing physician and partner of Carolina Internal Medicine in Greenville, South Carolina since 1990. Born in India, Dr. Patel graduated from the Baroda Medical College in India and completed his residency at Coney Island Hospital in Brooklyn, New York. He has lived in the Greenville area for over 15 years and is actively involved with the Indian community in South Carolina. He is a member of the Rotary Club of Greenville, the American College of Physicians, and the American Association of Indian Physicians. Dr. Patel is also a director and organizer of Touchmark Bancshares, Inc. and Touchmark National Bank in Norcross, Georgia.

Hasmukh P. Rama, 59, director, has been chairman of the board and chief executive officer of JHM Hotels, Inc. in Greenville, South Carolina for over ten years. He has been in the lodging industry for over 30 years and has received several awards for his leadership in the industry. He is the former chairman of the American Hotel & Lodging Association. He obtained his M.B.A. from Xavier University and was awarded a Doctor of Business Administration in hospitality management, honoris causa, from Johnson & Wales University. Mr. Rama serves as an advisor to a number of hospitality schools including the mentorship program at Cornell University. He is also a director and organizer of Touchmark Bancshares, Inc. and Touchmark National Bank in Norcross, Georgia.

Donald H. Rex, Jr., 59, director nominee, is a Registered Investment Advisor and owner of Rex Management, LLC. He is also involved in subdivision development in the Greer and Taylors, South Carolina areas. Mr. Rex was employed at Carolina Federal Savings & Loan for eight years ending his career with them as a senior vice president in charge of lending. From 1980 until 1996, when he started Rex Management, LLC, Mr. Rex was construction coordinator and chief financial officer of M. G. Proffitt, Inc. He also served the U.S. Army in South Korea as a nuclear weapons specialist. Mr. Rex received his B.S. degree in business administration with a concentration in finance from Wake Forest University. He currently resides in Taylors, South Carolina.

W. Ray Samuels, 71, director, retired in 1998 as a partner of the Bradford Clinic in Charlotte, North Carolina where he practiced obstetrics and gynecology for over 30 years and served as the managing partner for over 15 years. He attended the University of North Carolina in Chapel Hill and obtained his M.D. in 1961 from the University of North Carolina Medical School. Dr. Samuels is a native of Hamlet, North Carolina. He currently resides in Cashiers, North Carolina.

Charles D. Walters, 69, director and chairman of the board, is also the chairman emeritus of the board of World Acceptance Corporation, a national consumer finance company. He has held that position since retiring as its chairman in 2007 after 22 years leading the company in various positions including chairman, president and CEO. Prior to working with World Acceptance Corporation, Mr. Walters was co-founder and president of Pioneer Management Corporation, a Texas consumer finance company. He is a past president and a current director of the Texas Finance Institute, Georgia Industrial Loan Association, and Independent Consumer Finance Association of South Carolina. Mr. Walters is past chairman of American Financial Services Association based in Washington, D. C. He also is a member of the advisory board on consumer credit for the South Carolina Department of Consumer Affairs and a trustee for S.C. Financial Literacy Board of Trustees. A native of Matthews, North Carolina, Mr. Walters has lived in the Greenville, South Carolina area for over 20 years. He is involved in the community and is a Scottish Rite Mason and Shriner.

Roger W. Walters, 67, director, started the Walters Development Co. to develop land and construct custom homes in Cashiers, North Carolina in 2002. From 1988 until 2002, he was president and chief executive officer of Cad Cam, Inc., a company which provides computer aided design services to various engineering professions including manufacturing, architecture and construction. Prior to his tenure with Cad Cam, Inc., he served in the United States Air Force for 26 years, completing his service as the deputy chief of staff for Engineering and Services for Air Force Logistics Command and retired in 1988 as a colonel. Mr. Walters, a native of Matthews, North Carolina, graduated with a B.S. in mechanical engineering from North Carolina State University and later earned a masters in mechanical engineering from the University of Missouri. He also completed the Executive Management Course at the Duke University Fuqua School of Business.

Vivian A. Wong, 67, director, has been a real estate investor and developer for 30 years and has developments throughout the Southeast. In 2001, Ms. Wong formed Pacific Gateway Capital, LLC, a company specializing in new United States/China trade including development of United States retail franchises in China and attracting Chinese investment to South Carolina. Prior to her recent venture, she was co-owner of the Dragon Den restaurant chain for over 35 years. Ms. Wong has lived in Greenville for over 40 years and has served as a member of both the Bank of America Advisory Board and the Summit Bank Advisory Board. She continues to be involved with the community through her current service on the Sister City International Organization Board, the Greenville Convention Center Task Force, the South Carolina Small Business Regulatory Committee appointed by the South Carolina Speaker of the House. Ms. Wong is also a director and organizer of Touchmark Bancshares, Inc. and Touchmark National Bank in Norcross, Georgia.

Family relationships, Charles D. Walters and Roger W. Walters are brothers. Vivian A. Wong is the sister-in-law of Paul P. Lam, one of our organizers. There are no other family relationships among any of our executive officers or directors.

Additional information is set forth below regarding other officers of our company and our bank:

Kimberly D. Barrs, 34, was our chief financial officer from October 2004 through January 2, 2008 when she resigned and agreed to work with us on a part-time basis. She has over 13 years of banking and public accounting experience. She most recently was employed by Dixon Hughes, PLLC, a certified public accounting firm, as a senior manager from July 2004 until September 2004 when she left to assist in the formation of our bank. Previously, Ms. Barrs served as chief financial officer for First National Bank of the Carolinas from January 2002 to May 2004. Prior to joining First National Bank of the Carolinas, she served community banks in South Carolina with KPMG, LLP, a certified public accounting firm, from 1994 to 2002, completing her service as an audit senior manager. Ms. Barrs received her B.S. degree in accounting from Bob Jones University in Greenville, South Carolina.

Schaefer M. Carpenter, 43, is our retail banking director. He has over 15 years of banking experience in the Greenville market. He most recently served as vice president and branch manager for SouthTrust Bank in Greenville, South Carolina, a position he held since 1999. Prior to his employment with SouthTrust, Mr. Carpenter served as an auditor, credit analyst and branch manager for Central Carolina Bank and as a state bank examiner for the South Carolina State Board of Financial Institutions. A native of Greenville, South Carolina, Mr. Carpenter received his B.S. degree in finance from the University of South Carolina and is a graduate of the South Carolina Bankers School.

E. Fred Moore, 49, is our chief credit officer. He previously served as a senior vice president of risk management for First National Bank of the South in Spartanburg, South Carolina. He has over 20 years of experience in administrative banking and finance, including credit administration and internal audit. Mr. Moore was employed with American Federal as a senior credit analyst until November 2000, when he resigned to join First National Bank of the South. He graduated from University of South Carolina in 1982 with a bachelor’s degree in business economics.

Katie N. Tuttle, 29, is our chief financial officer. Ms. Tuttle joined us in June of 2006 as our controller. Prior to joining our company, she served community banks in South Carolina with KPMG, LLP, a certified public accounting firm, from 2000 to 2006, completing her service as an audit manager. Ms. Tuttle has over seven years of banking and public accounting experience. She received a B.S. degree in accounting from Bob Jones University in Greenville, South Carolina.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

        The following table shows the compensation we paid to our chief executive officer and president for the years ended December 31, 2007 and 2006 and for all other executives who earned over $100,000 during the same periods.

Summary Compensation Table

				Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(4)	Compensation	Total

Lawrence R. Miller	2007	$154,800	$33,500 (1)	$34,894	$16,543 (5,6)	$239,737
President and Chief Executive	2006	$150,000	$19,300 (2)	$20,550	$15,252 (5,6)	$205,102
Officer of the Company
and the Bank

Kimberly D. Barrs	2007	$114,000	$19,000 (1)	$16,720	$2,100(5)	$151,820
Executive Vice President	2006	$109,085	$14,500 (2)	$8,220	$1,882(5)	$133,687
and Chief Financial
Officer of the Company
and the Bank

E. Fred Moore	2007	$114,400	$20,000 (1)	$15,667	$2,176(5)	$152,243
Executive Vice President	2006	$92,685	$19,000 (3)	$5,080	$720(5)	$117,485
and Chief Credit Officer
of the Company and
the Bank

Schaefer M. Carpenter	2007	$97,150	$19,000 (1)	$13,980	$1,811(5)	$131,941
Executive Vice President	2006	$91,064	$12,000 (2)	$5,480	$1,590(5)	$110,134
and Retail Banking
Director of the Company
and the Bank
____________________
(1)	Represents a discretionary bonus for work performed in 2007 and paid in January 2008.
(2)	Represents a discretionary bonus for work performed in 2006 and paid in February 2007.
(3)	Represents a discretionary bonus of $9,000 for work performed in 2006 and paid in February 2007. Also includes a signing bonus of $10,000 paid upon start of employment in April 2006.
(4)

Represents the value of all option awards under the 2005 Plan. The value is the amount recognized for financial statement reporting purposes with respect to fiscal years 2007 and 2006 in accordance with Financial Accounting Statements 123(R). The assumptions used in the valuation of option awards are included in Note 13 to the audited financial statements included in our Annual Report on Form 10-KSB for 2007 as filed with the Securities and Exchange Commission.

(5)	Includes 401K matching contributions and excess premiums for life insurance at two times salary. Both of these benefits are provided to all full time employees on a nondiscriminatory basis.
(6)	Includes membership dues paid to country clubs, value attributable to a bank vehicle, and premiums paid on additional life insurance.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards that were outstanding to our named executive officers at December 31, 2007.

	Option Awards
	Number of Securities			Option
	Underlying		Option Exercise	Expiration
	Unexercised Options		Price	Date

	Exercisable	Unexercisable	(per share)

				07/26/2015 and
Lawrence R. Miller	10,000	18,500	$10.00	04/11/2017
				07/26/2015 and
Kimberly D. Barrs	4,000	10,000	$10.00	04/11/2017
				04/12/2016 and
E. Fred Moore	1,667	11,333	$10.00	04/11/2017
				07/26/2015 and
Schaefer M. Carpenter	2,667	9,333	$10.00	04/11/2017

        Options vest at a rate of 33% each year on the first three anniversaries of the date of grant.

        In addition to the awards described in the table above, as an organizer, Lawrence R. Miller received a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share he purchased, up to a maximum of 25,000 warrants, in our initial public offering as compensation for the risks taken in forming the bank, including his personal guarantees of the original line of credit. Mr. Miller purchased 12,500 shares in our initial public offering and so received, and continues to hold, 12,500 warrants. The warrants are exercisable until May 16, 2015. These warrants were not granted as compensation for services as an executive officer and so are not deemed to be equity awards for purpose of the Outstanding Equity Awards at Fiscal Year End table.

Employment Agreements

        We entered into an employment agreement with Lawrence R. Miller on July 1, 2004, for an initial three-year term, annually renewing thereafter, pursuant to which he serves as the president, the chief executive officer, and a director of both our company and our subsidiary bank. As of March 31, 2008, Mr. Miller receives an annual salary of $160,600, plus a portion of his yearly medical insurance premium. He is eligible to receive an annual increase in his salary as determined by the board of directors. He is eligible to receive an annual bonus of up to 50% of his annual salary if the bank achieves certain performance levels to be determined from time to time by the board of directors. He is also eligible to participate in any management incentive program of the bank or any long-term equity incentive program and is eligible for grants of stock options and other awards thereunder. As of March 31, 2008, Mr. Miller was granted options to purchase 28,500 shares of common stock. These options vest over a three-year period beginning on the date of grant and have a term of 10 years. Additionally, Mr. Miller participates in the bank’s retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

        Mr. Miller’s employment agreement also provides that during his employment and for a period of 12 months following termination, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within a radius of 30 miles from the main office of the company or any branch office of the company, (b) solicit customers of the bank with which he has had material contact for the purpose of providing financial services, or (c) solicit employees of the bank for employment. If we terminate the employment agreement for Mr. Miller without cause, he will be entitled to severance in an amount equal to his then current monthly base salary multiplied by 12, excluding any bonus. If, following a change in control of the company, Mr. Miller terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated, he will be entitled to severance compensation of his then current monthly salary multiplied by 24, plus accrued bonus, all outstanding options and incentives will vest immediately, and for a period of two years, we would continue his medical, life, disability, and other benefits.

        We also entered into employment agreements with Kimberly D. Barrs on October 4, 2004 to serve as chief financial officer and an executive vice president of our company and the bank and Schaefer M. Carpenter on January 10, 2005 to serve as an executive vice president of the bank. Each agreement has a term of two years. At the end of the initial two-year term and on the anniversary date each year thereafter, the term will be extended by one year so that the remaining term will continue to be one year. As of January 2, 2008, Ms. Barrs resigned as chief financial officer and her employment agreement was terminated by her resignation. As of March 31, 2008, Mr. Carpenter is paid a salary of $101,350, which may be increased annually by the board of directors. He is also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs.

        Mr. Carpenter’s employment agreement also provides that during the term of employment and for a period of 12 months following termination he may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees.

        If we terminate the employee agreement of Mr. Carpenter without cause, he will be entitled to severance in an amount equal to his then current monthly base salary multiplied by 6, excluding any bonus. If Mr. Carpenter, following a change in control of our company, terminates his employment for good reason or if he is terminated, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately.

Director Compensation

        In 2007, we did not pay our outside directors fees for board meeting or committee meeting attendance. We also did not grant option or stock awards. We do not currently have approved plans to pay our outside directors for board meeting or committee meeting attendance; however attendance fees are under consideration for 2008.

        In conjunction with the opening of the bank in 2005, each director received a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share purchased by that individual, up to a maximum of 25,000 shares of our common stock. In total, we granted our directors warrants to purchase 412,500 shares of common stock exercisable until May 16, 2015. At December 21, 2007, all warrants remained outstanding.

Director Independence

        We apply the definition of independent director as defined by the National Association of Securities Dealers’ Rule 4200 (a)(15). In accordance with this guidance, all directors of the Company would be considered independent with the exception of Lawrence R. Miller, our president and chief executive officer.

Security Ownership of Certain
Beneficial Owners and Management

General

        The following table shows how much common stock in the company is owned by the directors and nominees, organizer, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2008. Unless otherwise indicated, the mailing address for each beneficial owner is care of Independence Bancshares, Inc., 500 East Washington St., Greenville, South Carolina 29601.

	Number of	Right	Percentage of
	Shares	to	Beneficial
Name	Owned(1)	Acquire(2)	Ownership(3)
Robert M. Austell	25,000	25,000	2.37%
Kimberly D. Barrs	250	8,667	*
John W. Burnett, Sr.	40,600	25,000	3.11%
Robert M. Carpenter, Sr.	25,000	25,000	2.37%
Schaefer M. Carpenter	1,000	6,667	*
Billy J. Coleman	51,500	25,000	3.63%
Jose De Ocampo	25,100	25,000	2.37%
Robert E. Hamby, Jr.	25,000	25,000	2.37%
H. Neel Hipp, Jr.	68,000	25,000	4.41%
James D. King	1,000	25,000	1.23%
Paul P. Lam, organizer	101,500	25,000	6.00%
William R. Mathis	25,100	25,000	2.37%
A. Alexander McLean, III	-	-	*
Lawrence R. Miller	12,500	32,000	2.10%
E. Fred Moore	1,000	6,000	*
Sudhirkumar C. Patel	26,000	25,000	2.42%
Hasmukh P. Rama	101,500	25,000	6.00%
Donald H. Rex, Jr.	21,750	-	1.04%
W. Ray Samuels	27,000	25,000	2.46%
Katie N. Tuttle	300	1,833	*
Charles D. Walters	75,000	25,000	4.74%
Roger W. Walters	45,000	25,000	3.32%
Vivian A. Wong	54,000	25,000	3.74%

All directors and executive officers
as a group (19 persons)	629,600	421,500	41.93%

*Indicates less than 1%

(1)

Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)

Includes shares that may be acquired within 60 days of the date of this prospectus by exercising vested stock options and warrants but does not include any unvested stock options or warrants. Each of our directors and Paul P. Lam served as organizers of our bank. Each of these directors and Mr. Lam received a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share purchased by that individual, up to a maximum of 25,000 warrants, in our initial public offering as compensation for the risks taken in forming the bank, including their personal guarantees of the original line of credit. These warrants cover an aggregate of 412,500 shares and are exercisable until May 16, 2015.

(3)

For each individual, this percentage is determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. The calculations are based on 2,085,010 shares of common stock outstanding on March 31, 2008.

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2007, the board of directors of the company and the bank held seven meetings. All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served except for Mr. Carpenter, Dr. De Ocampo, Mr. Mathis, Dr. Patel, and Mr. Rama.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may do so by writing to the assistant secretary of the company, at Independence Bancshares, Inc., 500 East Washington Street, Greenville, South Carolina 29601. The assistant secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

        The company’s board of directors has appointed a number of committees, including an audit committee, compensation/nominating committee, and asset liability committee. The audit committee is composed of Mr. Hamby, Mr. Carpenter, Mr. Hipp and Dr. Patel. Each of these members is considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards. The audit committee met four times in 2007.

        The board of directors has determined that Robert E. Hamby, Jr. is an “audit committee financial expert” as defined in Item 401(e)(2) of the SEC’s Regulation S-B. Mr. Hamby is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

        The audit committee functions are set forth in its charter, which was adopted on May 5, 2005. A copy of the audit charter was attached as Appendix A to our 2006 proxy statement. The audit committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

Other Committees

        The asset liability committee is composed of Mr. Hipp, Mr. Coleman, Mr. Mathis, Mr. Rama, and Mr. R. Walters. The asset liability committee met twelve times in 2007. The asset liability committee has the responsibility of reviewing the liquidity policy, investment policy, and the bank’s asset/liability structure.

        Our compensation/nominating committee is composed of Dr. Samuels, Mr. Burnett, Mr. Hipp, Dr. Patel, Mr. C. Walters and Ms. Wong. The committee functions are set forth in its charter. A copy of the compensation/nominating committee charter was attached as Appendix A to our 2007 proxy statement. The compensation/nominating committee met three times in 2007.

        The compensation/nominating committee has the responsibility of approving the compensation plan for the entire bank and specific compensation for all executive officers. The compensation/nominating committee reviews all benefit plans and annually reviews the performance of the chief executive officer. The compensation/nominating committee fixed and approved the 2007 compensation paid to Lawrence R. Miller, president and CEO, and, with input from our chief executive officer, fixed and approved the compensation paid to the other executive officers during 2007. The company’s compensation programs have been established with the primary objectives of providing pay levels and incentive opportunities that are competitive and reflect the performance of the company. The primary components of 2007 compensation for the executive officers included base salary, discretionary bonuses, and stock option grants. The base salary parameters were established through comparisons with organizations of similar size and complexity to the company and included obtaining an external executive compensation analysis. Compensation levels were set with the objective of establishing executive officer base salaries that, when considered as a part of total compensation, were adequate and competitive with our peer group, based on asset size.

        In addition to matters related to compensation, the compensation/nominating committee is also responsible for recommending nominees for election to the board. The compensation/nominating committee considers whether to recommend to the board the nomination of those directors for re-election for another term of service as well as whether to recommend to the board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

        Any shareholder may recommend the nomination of any person to serve on the board. Our bylaws require a shareholder to submit the name of the person to our secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the compensation/nominating committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board. Under these criteria, members of the board should have high professional and personal ethics and values, consistent with our longstanding values and standards. They should also have broad experience at the policy-making level in business, government, education, technology, or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interest of our shareholders.

        The compensation/nominating committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the compensation/nominating committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The compensation/nominating committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the compensation/nominating committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board. The company does not pay a third party to assist in identifying and evaluating candidates. The company does not pay a third party to assist in identifying and evaluating candidates.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee reviewed and discussed with management the audited financial statements. The audit committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2007 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members Mr. Hamby, Mr. Carpenter, Mr. Hipp and Dr. Patel.

Independent Certified Public Accountants

        Elliott Davis, LLC was our auditor during the fiscal year ended December 31, 2007. A representative of Elliott Davis, LLC will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2007 and 2006:

	Years Ended December 31,
	2007	2006

Audit Fees	$32,000	$24,150
Tax Fees	3,000	2,600

Total	$35,000	$26,750

Audit Fees

        This category includes the aggregate fees billed for professional services rendered by the independent auditors during the company’s 2007 and 2006 fiscal years for the audit of the company’s consolidated annual financial statements and quarterly reports on Form 10-QSB.

Tax Fees

        This category includes the aggregate fees billed for tax services rendered in the preparation of federal and state income tax returns for the company and its subsidiaries.

Oversight of Accountants; Approval of Accounting Fees

        Under the provisions of its charter, the audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The charter provides that the audit committee must pre-approve the fees paid for the audit. The audit committee may delegate approval of non-audit services and fees to one or more designated audit committee members. The designated committee member is required to report such pre-approval decisions to the full audit committee at the next scheduled meeting. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

Certain Relationships and Related Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers of the company and the bank and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act requires directors, executive officers and 10% shareholders to file reports of holdings and transactions in our stock with the Securities and Exchange Commission. Based on a review of Section 16(a) reports and written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% shareholders have made all filings required under Section 16(a) in a timely manner with the exception of Mr. Larry Miller, Ms. Kimberly Barrs, Mr. Fred Moore, and Mr. Schaefer Carpenter who were all granted employee stock options on April 11, 2007 but failed to file timely Forms 4 for their stock option grants. Each individual did file late Forms 4 in September, 2007 to report the stock option grants.

Code of Ethics

        We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

        We have adopted a Code of Ethics that is applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and our principal accounting officer and controller. A copy of this Code of Ethics is available without charge to shareholders upon request to the secretary of the company, at Independence Bancshares, Inc., 500 East Washington St., Greenville, South Carolina 29601.

Shareholder Proposals for the 2009 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2009 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 15, 2008. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

        It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

April 14, 2008

PROXY SOLICITED FOR THE ANNUAL MEETING
OF SHAREHOLDERS OF
INDEPENDENCE BANCSHARES, INC.
TO BE HELD ON MAY 15, 2008

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Lawrence R. Miller and Katie N. Tuttle, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Independence Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at The Poinsett Club, Greenville, SC, on May 15, 2008 at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect the identified nominees to serve on the Board of Directors.

1.         PROPOSAL to elect the identified nominees as directors.

Robert M. Austell	James D. King	Hasmukh P. Rama
John W. Burnett, Sr.	William R. Mathis	Donald H. Rex, Jr.
Billy J. Coleman	A. Alexander McLean, III	W. Ray Samuels
Jose De Ocampo	Lawrence R. Miller	Charles D. Walters
H. Neel Hipp, Jr.	Sudhirkumar C. Patel	Roger W. Walters
Vivian A. Wong

FOR all nominees	WITHHOLD AUTHORITY
listed (except as marked to	to vote for all nominees
the contrary)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space provided below).

2.         At their discretion upon such other matters as may properly come before the meeting.

Dated: ___________________________, 2008	Dated: ___________________________, 2008

_____________________________________ Signature of Shareholder(s)	_____________________________________ Signature of Shareholder(s)

_____________________________________ Please print name clearly	_____________________________________ Please print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

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